UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2005

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29801 (Commission File Number)	94-3296648 (IRS Employer Identification No.)
3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Severance Agreement with Roger Hawley
     In connection with the close of the previously announced sale by InterMune, Inc. (the “Company”) of its United States and Canadian rights to Infergen® (interferon alfacon-1), approved for the treatment of chronic hepatitis C virus (HCV) infections, to Valeant Pharmaceuticals North America (“Valeant”), the Company has entered into a severance agreement with Roger Hawley effective January 6, 2006 pursuant to which Mr. Hawley will receive, subject to receipt of customary agreements providing for waiver and release of claims against the Company, a lump sum payment equal to 18 months pay plus an additional $500,000 bonus payment. The Company will also pay Mr. Hawley’s premiums for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the earlier of 18 months or until Mr. Hawley’s COBRA continuation period expires. In addition, Mr. Hawley’s outstanding stock options will immediately become vested and exercisable with regard to that number of shares for which such options would have become vested and exercisable over the 18-month period following Mr. Hawley’s termination of employment had Mr. Hawley remained in continuous service for such 18-month period.
     The description of the terms and conditions of the severance agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the severance agreement, a copy of which the Company intends to file with its annual report on form 10-K for the period ending December 31, 2005.
Adoption of Severance Plan
     The Company has adopted a severance plan (the “Severance Plan”) for the benefit of certain Company employees, effective as of December 30, 2005 in connection with the closing of the Infergen sale transaction. Under the Severance Plan, employees whose employment is involuntarily terminated by the Company shall be entitled to lump sum severance benefits of between two weeks to two months Pay (as defined in the Severance Plan) per Year of Service (as defined in the Severance Plan). Certain field employees may be entitled to up to six months Pay in connection with their termination of employment. During the period an employee is entitled to severance the Company will pay his or her COBRA premiums on his or her behalf. Finally, eligible home office employees will receive 25% vesting of their 2005 stock option grants and up to six months vesting on their other stock option grants. Field office employees with at least three years of service will receive an additional 25%-75% acceleration on their 2005 stock option grants. The Company will also pay a 2005 annual bonus to each employee eligible to receive the bonus as defined in the Severance Plan. In no event will benefits payable under the Severance Plan exceed twice any employee’s annual compensation for the year preceding his or her termination of employment. The Company reserves the right to terminate the Severance Plan at any time.
     For a discussion of costs the Company expects to incur in connection with the employee severance arrangements, please see “Item 2.01 – Completion of Acquisition or Disposition of Assets – Divestiture of Infergen®” below.
Item 2.01. Completion of Acquisition or Disposition of Assets.
Divestiture of Infergen®
     On December 30, 2005 (the “Closing Date”), the Company completed the previously announced sale of its United States and Canadian rights to Infergen® (interferon alfacon-1), approved for the treatment of chronic hepatitis C virus (HCV) infections, to Valeant pursuant to a Product Acquisition Agreement (the “Agreement”) dated November 28, 2005. On the Closing Date, the Company received an upfront cash payment of $113.5 million for such rights and a cash payment of $6.5 million for finished product inventory. The Agreement also provides for a fixed payment of Two Million Euros (€2,000,000) expected to occur in 2007 and up to an additional $20.0 million in contingent payments from Valeant to the Company upon achievement of specified development milestones.
     Based upon the December 30, 2005 estimated carrying value of the Infergen assets sold, liabilities assumed and estimated costs and expenses expected to be incurred in connection with the transaction, the Company anticipates that it will record a transaction gain in a range of approximately $65.0 million to $75.0 million, excluding the tax effect, if any, in the fourth quarter of 2005. The anticipated gain is subject to adjustment, if any, based on the final determination of the net asset value of the assets sold and the liabilities assumed at December 30, 2005, as well as the associated transaction and employee termination costs. The carrying value of the transferred assets relates primarily to certain intellectual property and inventory.
     The Company expects to have incurred up to approximately $1.5 million in transaction related costs consisting of the termination of leases, write-off of certain fixed assets and legal, regulatory and accounting fees. In addition, the Company expects to have incurred approximately $6.3 million of employee termination costs in the fourth quarter of 2005 related to the divestiture of Infergen, of which approximately $0.9 million is related to the acceleration of approximately 0.4 million options.
     The description of the terms and conditions of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is incorporated by reference to Exhibit 2.1 of Form 8-K (File No. 001-11397) filed January 5, 2006 by Valeant. Confidential treatment has been requested on certain portions of the Agreement.
     On January 3, 2006, the Company issued a press release announcing the completion of the sale of its United States and Canadian rights to Infergen® (interferon alfacon-1) to Valeant and the departure of Roger Hawley. A copy of this press release is attached as Exhibit 99.1 and is incorporated by reference herein
Item 2.05 Costs Associated with Exit or Disposal Activities.
     The information provided in Items 1.01 and 2.01 of this Form 8-K is hereby incorporated by reference into this Item 2.05.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     In connection with the close of the Infergen sale transaction, the Company also announced the departure of Roger Hawley from his position as the Company’s Executive Vice President, Commercial and Technical Operations. Mr. Hawley’s departure will become effective January 6, 2006. Please see “Item 1.01 – Entry into a Material Definitive Agreement – Severance Agreement with Roger Hawley” above for a description of Mr. Hawley’s agreement.
Item 9.01. Financial Statements and Exhibits.
(b) Pro forma financial information.
     The pro forma financial information required by this Item, with respect to the disposition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.
(c) Exhibits.
     The following exhibits are furnished with this report on Form 8-K:

Number	Description
99.1	Press Release dated January 3, 2006 of InterMune, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.
Dated: January 6, 2006	By:	/s/ Daniel G. Welch
Daniel G. Welch
Chief Executive Officer and President

EXHIBIT INDEX

Number	Description
99.1	Press Release dated January 3, 2006 of InterMune, Inc.